UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 22, 2004

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01. Other Events.

Halliburton announced that the company is considering its options, including an appeal, as a result of a ruling issued by District Court Judge Lynn Hughes in the Southern District of Texas to the Fifth Circuit Court of Appeals.  Judge Lynn Hughes has released his opinion regarding Halliburton's undertaking, beginning over a year ago, to make changes to achieve parity in its medical plans for all retired employees.  When Halliburton merged with Dresser in 1998, Dresser employee retirement medical plans were more favorable than those of other Halliburton employees.  Halliburton this year placed the question of its right to modify the Dresser plans before Judge Hughes to get quick and independent resolution.

On motions for summary judgment, Judge Hughes has ruled that the merger contract between Halliburton and Dresser created a contract to continue the more favorable retirement plans for former Dresser employees.  Halliburton disagrees with the decision, but it is appreciative that the Court reached a decision before year-end, when certain aspects of the plans were to terminate.  Halliburton will reinstate the prior coverage for the Dresser retirees, and as a result the company will take a pre-tax charge in the fourth quarter of up to approximately $13 million for current and future retiree medical costs.

Item 7.01. Regulation FD Disclosure.

On December 22, 2004 registrant issued a press release entitled “Halliburton Considers Options on Court Ruling.”

The text of the press release is as follows:

HOUSTON, Texas - Halliburton announced today that the company is considering its options, including an appeal, as a result of a ruling issued by District Court Judge Lynn Hughes in the Southern District of Texas to the Fifth Circuit Court of Appeals.  Judge Lynn Hughes has released his opinion regarding Halliburton's undertaking, beginning over a year ago, to make changes to achieve parity in its medical plans for all retired employees.  When Halliburton merged with Dresser in 1998, Dresser employee retirement medical plans were more favorable than those of other Halliburton employees.  Halliburton this year placed the question of its right to modify the Dresser plans before Judge Hughes to get quick and independent resolution.

On motions for summary judgment, Judge Hughes has ruled that the merger contract between Halliburton and Dresser created a contract to continue the more favorable retirement plans for former Dresser employees.  Halliburton disagrees with the decision, but it is appreciative that the Court reached a decision before year-end, when certain aspects of the plans were to terminate.  Halliburton will reinstate the prior coverage for the Dresser retirees, and as a result the company will take a pre-tax charge in the fourth quarter of up to approximately $13 million for current and future retiree medical costs.

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: December 23, 2004	By:	/s/ Michael A. Weberpal
Michael A. Weberpal
Assistant Secretary